Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249649
PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus Dated November 27, 2020)
Up to 132,637,517 Shares of Common Stock
Up to 19,185,637 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 7,555,183 Warrants

This Prospectus Supplement No. 7 supplements and amends the prospectus dated November 27, 2020 (as amended and supplemented to date, the “Prospectus”) relating to the issuance by us of up to an aggregate of 19,185,637 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,660,183 shares of Common Stock that are issuable upon the exercise of 6,660,183 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Tortoise Acquisition Corp. (“TortoiseCorp”) by the holders thereof, (ii) up to 875,000 shares of Common Stock that are issuable upon the exercise of 875,000 warrants (the “Forward Purchase Warrants” and together with the Private Placement Warrants, the “Private Warrants”) originally issued in a private placement at the closing of the Business Combination (as defined in the Prospectus) by the holders thereof other than the initial holder, and (iii) up to 11,650,454 shares of Common Stock that are issuable upon the exercise of 11,650,454 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of TortoiseCorp by the holders thereof.
The Prospectus and this Prospectus Supplement No. 7 also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 132,637,517 shares of Common Stock (including up to 7,535,183 shares of Common Stock that may be issued upon exercise of the Private Warrants and 20,000 shares of Common Stock that may be issued upon exercise of 20,000 Public Warrants), and (ii) up to 7,555,183 Warrants, which consists of up to 7,535,183 Private Warrants and up to 20,000 Public Warrants.
This Prospectus Supplement No. 7 is being filed to amend the Selling Securityholder information set forth in the Prospectus as set forth on Annex A attached hereto. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus. Capitalized terms used but not defined herein shall have the meanings given to them in the Prospectus.
Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HYLN.” On May 21, 2021, the closing price of our Common Stock was $10.02. Our Public Warrants were formerly listed on the NYSE under the symbol “HYLN WS.” On December 30, 2020, we redeemed all of the outstanding Public Warrants and the NYSE filed a Form 25-NSE with respect to the Public Warrants; the formal delisting of the Public Warrants became effective ten days thereafter.
Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under the Prospectus and this Prospectus Supplement No. 7, nor have any of these organizations determined if this Prospectus Supplement No. 7 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is May 24, 2021.

ANNEX A
AMENDMENT TO SELLING SECURITYHOLDER INFORMATION
This Prospectus Supplement No. 7 is being filed in connection with certain changes to the selling securityholder information as set forth in the Prospectus dated November 27, 2020 (as amended and supplemented to date, the “Prospectus”) resulting from a gift by Axioma Ventures, LLC (the “Holder”) of certain of the shares of common stock held by the Holder. Consequently, the selling securityholders table (the “Selling Securityholders Table”) appearing under the heading “SELLING SECURITYHOLDERS” in the Prospectus is hereby amended and supplemented by (i) deleting the information for the Holder in the Selling Securityholders Table, including footnote (6) thereto; and (ii) adding the information set forth in the table below to the Selling Securityholders Table.
The following table sets forth, based on written representations from the Selling Securityholders named herein, certain information as of May 21, 2021 regarding the beneficial ownership of our Common Stock by the Selling Securityholders and the shares of Common Stock being offered by such Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 153,901,829 shares of Common Stock outstanding as of October 1, 2020. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Securityholders named herein may offer and sell some, all or none of their shares of Common Stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder named herein is a broker-dealer or an affiliate of a broker-dealer.

					Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered	Number	Percent	Number	Percent
Alexander H. Jenkins(6)	16,656,790	—	4,000,000	—	—	—	—	—
Axioma Ventures, LLC(6)	12,656,790	—	12,656,790	—	—	—	—	—

(1)    The amounts set forth in this column are the number of shares of Common Stock that may be offered by each Selling Securityholder using the Prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.
(6)    The sole member of Axioma Ventures, LLC (“Axioma Ventures”) is Axioma Holdings, LLC (“Axioma Holdings”) and the managers of Axioma Ventures are Alexander H. Jenkins and Kiran Lingam. The sole manager of Axioma Holdings is Axioma Management, LLC (“Axioma Management”). Howard M. Jenkins, Alexander H. Jenkins and Kiran Lingam are managers of Axioma Management. Each of Axioma Holdings, Axioma Management, Howard M. Jenkins, Alexander H. Jenkins and Kiran Lingam therefore may be deemed to share voting and dispositive power with respect to the shares of Common Stock held of record by Axioma Ventures.